Exhibit 16

May  20,  2004

Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 20, 2004 of Southern States Power Company, Inc. and are in agreement with all statements contained in paragraphs 4 and 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very  Truly  Yours,

By:  /s/  Kabani  &  Company
Kabani  &  Company
Certified  Public  Accountants


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